Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Callable Dual Directional Barrier Securities Linked to the S&P 500 Futures Excess Return Index Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures Excess Return Index (ticker “ SPXFP ”). The underlying tracks futures contracts on the S&P 500® Index and is calculated, maintained and published by S&P Dow Jones Indices LLC. Underlying: June 25, 2026 Pricing date: June 25, 2031 Valuation date: June 30, 2031 Maturity date: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less th an three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash per secur ity equal to $1,000 plus the premium applicable to that potential redemption date. Redemption: Monthly, beginning after one year Potential redemption dates: 11.25% per annum Premium: 60% of the initial underlying value Final barrier value: 17332YGZ5 / US17332YGZ51 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: T he closing value of the underlying on the valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: 200.00% Upside participation rate: $1,000 × the absolute value of the underlying return Absolute return amount: $1,000 × the underlying return × the upside participation rate Upside return amount: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the upside return amount • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 + the absolute return amount • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return) If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you wi ll receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. Payment at maturity (if we do not redeem the securities prior to maturity): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated May 28, 2026 Pricing Supplement:

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity* Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Underlying Return $2,000.00 100.00% 50.00 % C $1,500.00 50.00% 25.00% $1,200.00 20.00% 10.00% $1,000.00 0.00% 0.00% B $1,200.00 20.00% - 20.00% $1,400.00 40.00% - 40.00% $599.90 - 40.01% - 40.01% A $250.00 - 75.00% - 75.00% $0.00 - 100.00% - 100.00% *Assumes we have not redeemed the securities prior to maturity. A B C Hypothetical Redemption Amount Premium Potential Redemption Date $1,112.500 11.2500% June 30, 2027 $1,121.875 12.1875% July 29, 2027 $1,131.250 13.1250% August 30, 2027 $1,140.625 14.0625% September 30, 2027 $1,150.000 15.0000% October 28, 2027 $1,159.375 15.9375% December 1, 2027 $1,168.750 16.8750% December 30, 2027 $1,178.125 17.8125% January 28, 2028 $1,187.500 18.7500% March 1, 2028 $1,196.875 19.6875% March 30, 2028 $1,206.250 20.6250% April 28, 2028 $1,215.625 21.5625% May 31, 2028 $1,225.000 22.5000% June 29, 2028 $1,234.375 23.4375% July 28, 2028 $1,243.750 24.3750% August 30, 2028 $1,253.125 25.3125% September 28, 2028 $1,262.500 26.2500% October 30, 2028 $1,271.875 27.1875% November 30, 2028 $1,281.250 28.1250% December 29, 2028 $1,290.625 29.0625% January 30, 2029 $1,300.000 30.0000% March 1, 2029 $1,309.375 30.9375% March 29, 2029 $1,318.750 31.8750% April 30, 2029 $1,328.125 32.8125% May 31, 2029 $1,337.500 33.7500% June 28, 2029 $1,346.875 34.6875% July 30, 2029 $1,356.250 35.6250% August 30, 2029 $1,365.625 36.5625% September 28, 2029 $1,375.000 37.5000% October 30, 2029 $1,384.375 38.4375% November 29, 2029 $1,393.750 39.3750% December 31, 2029 $1,403.125 40.3125% January 30, 2030 $1,412.500 41.2500% February 28, 2030 $1,421.875 42.1875% March 28, 2030 $1,431.250 43.1250% April 30, 2030 $1,440.625 44.0625% May 31, 2030 $1,450.000 45.0000% June 28, 2030 $1,459.375 45.9375% July 30, 2030 $1,468.750 46.8750% August 29, 2030 $1,478.125 47.8125% September 30, 2030 $1,487.500 48.7500% October 30, 2030 $1,496.875 49.6875% November 29, 2030 $1,506.250 50.6250% December 31, 2030 $1,515.625 51.5625% January 30, 2031 $1,525.000 52.5000% February 28, 2031 $1,534.375 53.4375% March 28, 2031 $1,543.750 54.3750% April 30, 2031 $1,553.125 55.3125% May 30, 2031

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If we do not redeem the securities prior to maturity , your payment at maturity will depend on the performance of the underlying. If the final underlying value is less than the final barrier value, the absolute return feature will no longer be available and, instead, and you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential for positive return from depreciation of the underlying is limited. • We may redeem the securities at our option prior to maturity, which would result in your losing the opportunity to participate in any appreciation of the underlying at maturity. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing level of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlying is expected to underperform the total return performance of the S&P 500 ® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. • The issuer and its affiliates may have economic interests that are adverse to yours. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.